UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 12, 2019

Aceto Corporation

(Exact Name of Registrant as Specified in its Charter)

New York	001-38733	11-1720520
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Tri Harbor Court, Port Washington, NY 11050

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:  (516) 627-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01. Other Events

On April 12, 2019, Aceto Corporation, a New York corporation (the “Company”), announced that it has received approval from the U.S. Bankruptcy Court to sell the assets of Rising Pharmaceuticals, Inc., a wholly owned subsidiary of the Company (“Rising”), and Rising’s subsidiaries to Shore Suven Pharma, Inc. (“Shore Suven Pharma”) for gross cash proceeds of $15 million, plus the assumption of operating liabilities and customer obligations related to the acquired business, on a cash-free and debt-free basis.

The sale was conducted through a Court-supervised process under Section 363 of the U.S. Bankruptcy Code. Under that process, Shore Suven Pharma’s purchase agreement served as the “stalking horse agreement” and an auction would have been conducted had the Company received qualified offers from other bidders reflecting potentially higher and/or otherwise better terms. No such bids were received prior to the bid deadline. Therefore, no auction was conducted and Shore Suven Pharma was selected as the successful bidder of the Company’s Pharma Business on March 29, 2019. The transaction is expected to close on April 19, 2019, subject to the satisfaction of certain other conditions.

Additional details are contained in the Company’s press release issued on April 12, 2019, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated April 12, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ACETO CORPORATION

Date: April 15, 2019	By:	/s/ William C. Kennally, III
William C. Kennally, III
President and CEO